                                                                    Exhibit 99.1


                                                                    NEWS RELEASE

NRG Logo


FOR IMMEDIATE RELEASE


NRG ENERGY ACHIEVES 2001 EARNINGS OF $1.36 PER SHARE; OUTLINES PLAN TO ENHANCE CAPITAL STRUCTURE


HIGHLIGHTS:

o Year-end earnings per share increased 24 percent to $1.36 in 2001 ($1.35 per fully diluted share), versus $1.10 in 2000.

o Net income for 2001 increased 45 percent to $265.2 million, versus $182.9 million in 2000.

o Total revenues increased 40 percent to $3.02 billion in 2001, versus $2.16 billion in 2000.

MINNEAPOLIS (JANUARY 29, 2001)--NRG Energy, Inc. (NYSE: NRG) today announced financial results for 2001 of $1.36 in earnings per share ($1.35 fully diluted), in line with company guidance. NRG also outlined actions it plans to take--including planned construction investment reduction and asset sales--in order to enhance its capital structure by $1.4 billion in 2002.

The company will also hold a conference call Wednesday, January 30 at 11:00 a.m. (eastern) to discuss these results and planned actions. See "Conference Call" section of release for details.

2001 FINANCIAL RESULTS

Earnings per share for the year 2001 increased 24 percent to $1.36 ($1.35 per fully diluted share), compared to $1.10 for 2000. Net income for 2001 increased 45 percent to $265.2 million, versus $182.9 million in 2000. Total revenues grew 40 percent to $3.02 billion in 2001, compared to $2.16 billion in 2000.

Net income for the year ended December 31, 2001 was $265.2 million, an increase of $82.3 million or 45 percent over the prior year. The increase is primarily due to new acquisitions in Europe and North America.

"NRG delivered $1.36 per share in 2001 in a volatile market that presented many challenges for the power sector," said David H. Peterson, NRG's chairman, president and CEO. "NRG's success in achieving our 2001 earnings is a forceful reaffirmation of our strategy. We are moving into 2002 with our program of thoughtful growth in ownership of the industry's most diverse portfolio of regionally-based generation assets, while managing risk through a combination of long- and short-term contracts, and by marketing power and ancillary services from our own power plants."

CAPITAL STRUCTURE ENHANCEMENT PLAN

"NRG's business strategy sets us apart from other competitive energy providers," said Peterson. "Our diverse portfolio, in terms of geography, fuel and dispatch level, gives us an excellent blend of risk management and opportunity so that we can extract value from our regional portfolios and at the same time lessen the impact of any volatility in individual markets."

Peterson added, "However, given current economic conditions and market volatility NRG will make the needed adjustments in our growth and capital plans in order to enhance our financial position and improve liquidity in 2002. These actions will better position NRG for a rebound in global economies."

The financial enhancement plan includes a reduction in its capital investment program, sales of some less strategic assets and equity issuance.

NRG will reduce its 2002 construction expenditure program by $1.1 billion. (See project list at Investor Relations section of www.nrgenergy.com.) At its October 2001 investor conference, NRG stated its growth projection was 37,000 MW by 2005. As a result of project cancellations and construction deferrals, NRG's revised growth projection is 30,570 MW by 2005.

NRG intends to sell approximately 650 MW of less strategic assets during 2002 in order to more fully optimize the portfolio. NRG expects the sale of these assets to raise approximately $350-400 million.

"With the industry's most well-diversified portfolio of assets, we continually rationalize our portfolio and assess the best use of our shareholder capital," said Peterson. "In the current market environment we believe it is in our shareholders' best interests for NRG to sell some assets and use that capital to support our core businesses.

In 2002, NRG plans to invest $1.9 billion to continue funding its power generating facilities already under construction. The $1.9 billion investment also includes less than $100 million for capital projects and capitalized maintenance expenditures to ensure the competitiveness of NRG's operating fleet.

2002 EARNINGS GUIDANCE

NRG reduced its earnings per share guidance for 2002 as a consequence of the various actions the company is taking to improve liquidity and strengthen its balance sheet, coupled with the impact of a slowdown in the U.S. economy and unusually mild weather patterns. NRG expects to earn $1.45 to $1.55 in 2002 and will target 10 to 15 percent growth per year through 2005.

"NRG has an impressive track record of delivering on our commitments and we have delivered 74 percent compound annual earnings growth over the past four years," said Peterson. "We have had to adjust our forecasted growth for 2002 given today's market conditions, but we believe NRG will be better positioned, as a results of these actions, to take advantage of opportunities.

RATINGS OUTLOOK

In early December, Moody's Investors Services put NRG's debt on credit rating watch for a possible downgrade. The next day Standard & Poor's affirmed its investment grade rating of NRG's debt.

"NRG continues to work with rating agencies to arrive at an appropriate capital structure and liquidity position for today's competitive energy provider, and we are prepared to take reasonable action to maintain our investment grade ratings," said Peterson. "We believe our investment grade ratings give NRG access to capital at the lowest cost, increases our ability to finance growth, and gives us a competitive advantage in the power marketing arena."


CONFERENCE CALL

NRG's conference call to discuss earnings and ongoing plans will take place Wednesday, January 30 at 11:00 am (eastern). The U.S. toll free number is
888.396.9185 and the international number is 212.287.1820. Callers will need to name the leader (Rick Huckle) and passcode (Investors) to gain access to the call. The call may also be accessed by going to the "Investor Relations" section of the NRG website at www.nrgenergy.com. The call will be available for replay after until midnight February 6, 2002 by dialing 888.402.8735 (U.S.) or
402.998.1289 (international number). The passcode is 2244.

NRG is a leading global energy company engaged primarily in the development, construction, acquisition, ownership and operation of power generation facilities. The company's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

This news release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include, but are not limited to, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as "expect", "estimate", "anticipate", "forecast", "plan", "believe" and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions; business conditions in the energy industry; adverse results in current and future litigation; successfully closing announced transactions; amount of proceeds from asset sales; timing and pricing of equity issuance; risks associated with the California power market; and factors affecting the availability or cost of capital, such as changes in interest rates and market perceptions of the power generation industry, NRG or any of its subsidiaries.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG's actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding these and other risks and uncertainties, review NRG's filings with the Securities and Exchange Commission.

            MORE INFORMATION ON NRG IS AVAILABLE AT WWW.NRGENERGY.COM

CONTACTS:
         Meredith Moore                                      Rick Huckle
         Media Relations                                     Investor Relations
         612.373.8892                                        612.313.8900



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CONSOLIDATED STATEMENTS OF INCOME
NRG ENERGY, INC. AND SUBSIDIARIES
(UNAUDITED)

                                                                                        Twelve Months Ended
                                                                                            December 31,
(In thousands, except per share amounts)                                             2001                  2000
--------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES AND EQUITY EARNINGS
      Revenues from majority-owned operations                                     $  2,805,373         $  2,018,622

      Equity in earnings of unconsolidated affiliates                                  210,032              139,364
                                                                           --------------------  -------------------

            Total operating revenues and equity earnings                             3,015,405            2,157,986
                                                                           --------------------  -------------------
OPERATING COSTS AND EXPENSES

      Cost of majority-owned operations                                              1,857,262            1,289,471

      Depreciation and amortization                                                    212,493              122,953

      General, administrative, and development                                         229,803              172,489
                                                                           --------------------  -------------------

            Total operating costs and expenses                                       2,299,558            1,584,913
                                                                           --------------------  -------------------

OPERATING INCOME                                                                       715,847              573,073
                                                                           --------------------  -------------------
OTHER INCOME (EXPENSE)

      Minority interest in earnings of consolidated subsidiaries                        (6,564)             (11,335)

      Other income, net                                                                 34,084                7,857

      Interest expense                                                                (444,686)            (293,922)
                                                                           --------------------  -------------------

            Total other expense                                                       (417,166)            (297,400)
                                                                           --------------------  -------------------
INCOME BEFORE INCOME TAXES
                                                                                       298,681              275,673

INCOME TAXES - EXPENSE                                                                  33,477               92,738
-----------------------------------------------------------------------------------------------  -------------------
NET INCOME                                                                         $   265,204          $   182,935
-----------------------------------------------------------------------------------------------  -------------------


Weighted Average Number of Common Shares Outstanding - Basic                           194,929              165,861

Earnings per Weighted Average Common Share - Basic                                 $      1.36          $      1.10


Weighted Average Number of Common Shares Outstanding - Diluted                         196,439              166,989

Earnings per Weighted Average Common Share - Diluted                               $      1.35          $      1.10


FINANCIAL RESULTS BY REGION

NRG manages its generation portfolio on a geographical basis. The following table summarizes net income by region for the twelve months ended December 31, 2001 and 2000. The "other" category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.

(In thousands)                         2001                 2000              CHANGE
NORTH AMERICA (GENERATION)           $261,317             $241,846           $19,471
EUROPE                                 64,345                9,706            54,639
ASIA PACIFIC                           12,427                9,343             3,084
LATIN AMERICA                           1,381                3,607            (2,226)
NORTH AMERICA (OTHER)                  45,232               22,227            23,005
OTHER                                (119,498)            (103,794)          (15,704)
-------------------------------------------------------------------------------------
TOTAL                                $265,204             $182,935           $82,269

Net income for the year ended December 31, 2001 was $265.2 million, an increase of $82.3 million or 45 percent over the prior year. The increase is primarily due to new acquisitions in Europe and North America. NRG's earnings were enhanced due to a reduction in the overall effective tax rate and a $13.2 million after tax gain on FAS-133 mark-to-market transactions.


North America Revenues by Category

NRG's net sales to customers from its North American operations in 2001 were 38,700 gigawatt hours (Gwh). This represents more than a 21 percent increase from the 32,100 Gwh sold in 2000. The approximate percentage breakdown of revenues by category was as follows: 7.5 percent from ancillary services; 28.7 percent from capacity; and 63.8 percent from energy.


SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities

On January 1, 2001, NRG adopted SFAS 133, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability and measured at its fair value. SFAS 133 requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met or specific exclusions are applicable. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

NRG's net income for the fourth quarter of 2001 was increased by approximately $31.0 million due to the mark-to-market impacts of SFAS 133 on the valuation of derivative instruments, resulting in a net positive adjustment of $13.3 million for the year ended December 31, 2001. The net FAS-133 adjustment for 2001 was primarily due to a beneficial movement in the underlying valuation of fuel purchase contracts.

The following table illustrates the net impact of SFAS No. 133 on NRG's Statement of Operations for the year ended December 31, 2001.

INCOME/(EXPENSE) IN THOUSANDS
Revenue from majority owned operations                            $(8,138)
Equity in earnings of unconsolidated
subsidiaries                                                        4,662
Cost of operations                                                 17,556
Other income, net                                                     252
Income taxes                                                       (1,076)
                                                                 --------
Net impact                                                        $13,256

Enron Exposure

During the fourth quarter of 2001 NRG recorded a net after-tax expense of $6.7 million related to Enron's bankruptcy. This amount includes a $14.2 million after-tax charge to establish bad debt reserves, which was partially offset by a $7.5 million after-tax gain on a credit swap agreement entered into as part of NRG's credit risk management program. NRG has fully provided for its exposure to Enron; however, as with any receivable, NRG will pursue collection of all amounts outstanding through the ordinary course of business.

In addition, an Enron subsidiary, NEPCO, is serving as the construction contractor for two greenfield development projects, the Kendall and Nelson projects (2,336 MW combined) currently under construction in Illinois. Enron guaranteed NEPCO's obligations under the construction contracts. To date, the actual construction and engineering work on both projects has continued without disruption and NRG expects the projects to achieve commercial operations on schedule. NRG believes its overall construction costs for these two projects will increase by approximately $22 per kilowatt, as a result of the need to restructure the underlying construction contracts following the Enron bankruptcy.


California Receivables

NRG's California generation assets include a 57.67 percent interest in Crockett Cogeneration (Crockett), a 39.5 percent interest in the Mt. Poso facility and a 50 percent interest in the West Coast Power partnership with Dynegy.

In March 2001, the California PX filed for bankruptcy under Chapter 11 of the Bankruptcy Code, and in April 2001, Pacific Gas & Electric Company (PG&E) also filed for bankruptcy under Chapter 11. PG&E's filing delayed collection of receivables owed to the Crockett facility. In September 2001, PG&E filed a proposed plan of reorganization. Under the terms of the proposed plan, which is subject to challenge by interested parties, unsecured creditors such as NRG's California affiliates would receive 60 percent of the amounts owed upon approval of the plan. The remaining 40 percent would be paid in negotiable debt with terms from 10 to 30 years. The California Power Exchange's (PX) ability to repay its debt is dependent on the extent to which it receives payments from PG&E and SCE. On December 21, 2001, the California bankruptcy court affirmed the Mt. Poso and Crockett Power Purchase Agreements with PG&E and, in respect of the Crockett Power Purchase Agreement, approved a twelve-month repayment schedule of all past due amounts totaling $49.6 million, plus interest. The first payment of $6.2 million, including accrued interest, was received on December 31, 2001.

NRG's share of the net amounts owed to West Coast Power by the California ISO and PX totaled approximately $85.1 million as of December 31, 2001 compared with $101.8 at December 31, 2000. These amounts reflect NRG's share of (a) total amounts owed to West Coast Power less (b) amounts that are currently treated as disputed revenues and are not recorded as accounts receivable in the financial statements of West Coast Power LLC, and reserves taken against accounts receivable that have been recorded in the financial statements. The decrease is primarily attributed to cash collections from the California ISO during the fourth quarter of 2001.


Changes in Worldwide Effective Tax Rate

NRG reported a worldwide effective tax rate (before tax credits) of 27.5 percent for the year ended December 31, 2001, compared to 35.7 percent for the nine months ended September 30, 2001 and 46 percent for the year ended December 30, 2000. The overall reduction in tax rates was primarily due to implementation of state tax planning strategies and a higher percentage of NRG's overall earnings derived from foreign projects in lower tax jurisdictions. In addition, NRG ceased development efforts on certain foreign projects resulting in an incremental tax benefit being recognized during the fourth quarter of 2001.

----------------------------------------------------------- ----------------- -------------------- -----------------
                                                                  12/31/01            09/30/01           12/31/00
                                                                (12 months)          (9 months)        (12 months)
----------------------------------------------------------- ----------------- -------------------- -----------------
Worldwide Effective Tax Rate
(Before Tax Credits)                                                   27.5%               35.7%               46.0%
----------------------------------------------------------- ----------------  ------------------   -----------------
Section 29 Tax Credits (millions)                                     $48.6               $35.5               $34.1
----------------------------------------------------------- ----------------  ------------------   -----------------
State Effective Tax Rate on Domestic Income                             6.9%                9.9%               20.0%
----------------------------------------------------------- ----------------  ------------------   -----------------
Domestic NIBT* vs. Foreign NIBT                                        57:43               66:34               82:18
----------------------------------------------------------- ----------------  ------------------   -----------------

*Domestic Net Income Before Tax (NIBT) includes corporate interest expense and overhead.